Exhibit 99.1

ADVENTRX Board of Directors Appoints Evan Levine President and CEO

SAN DIEGO - (PR Newswire - First Call) - September 8, 2004.  ADVENTRX Pharmaceuticals, Inc. (AMEX: ANX) announced today that the Board of Directors appointed Evan M. Levine to serve as President and Chief Executive Officer effective September 4, 2004, to fill the place of Nicholas J. Virca who resigned from his positions effective September 4, 2004. Mr. Levine has served as Vice Chairman of the Board and Chief Operating Officer of ADVENTRX for the past two years.

"The Company appreciates the vision and leadership that Mr. Levine has demonstrated during the last two years" commented Board Chairman M. Ross Johnson, Ph.D. Dr. Johnson added, "Mr. Levine brings a wealth of business development and financial experience as well as the needed commitment and drive to transition ADVENTRX from a purely research and development firm to a more mature pharmaceutical enterprise."

Mr. Levine has in-depth experience in business management, finance and consulting with teams of biotechnology professionals. Since joining ADVENTRX, he has participated in the management of the clinical development process and spearheaded multiple financing transactions that have enabled ADVENTRX to move forward with its business plan.

"I wish Mr. Levine and the staff well and I am confident that Mr. Levine will continue to execute ADVENTRX’ business plan and propel the company forward," stated Mr. Virca.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals Inc. is a biopharmaceutical research and development company whose business strategy is to commercialize leading edge medical research through licensing agreements with prominent universities and research institutions. The Company focuses on cancer and antiviral research to launch products that either extend the usefulness of current therapies or replace marginal therapies with new approaches to treatment.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development processes, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the United States Food and Drug Administration and similar regulatory agencies in Europe. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
Andrea Lynn
ADVENTRX Pharmaceuticals
858-552-0866 x225